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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. _)*


                               RIVERDEEP GROUP PLC
                               -------------------
                                (Name of Issuer)


                           American Depositary Shares
                           --------------------------
                         (Title of Class of Securities)


                                    76870Q109
                                    ---------
                                 (CUSIP Number)


                                December 27, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


       Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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-------------------                                            -----------------
CUSIP No. 76870Q109                   13G                      Page 2 of 4 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------
  1        NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           International Business Machines Corporation, 13-0871985
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a)  / /
                                                                        (b)  / /
--------------------------------------------------------------------------------
  3        SEC USE ONLY


--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

                            872,350
                     -----------------------------------------------------------
     NUMBER OF         6    SHARED VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY        -----------------------------------------------------------
       EACH            7    SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                872,350
       WITH          -----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
  9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           872,350*
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (SEE INSTRUCTIONS)

           Not Applicable
--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.37%*
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           CO
--------------------------------------------------------------------------------

*Reflects transfer of 1,700,000 American Depositary Shares to an IBM related trust.

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                                                               Page 3 of 4 Pages

ITEM 1(a):    NAME OF ISSUER:

              Riverdeep Group plc

ITEM 1(b):    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              Corporate Headquarters USA:

              125 Cambridge Park Drive
              Cambridge, MA 02140

              Corporate Headquarters Ireland:

              Styne House, Third Floor
              Upper Hatch Street
              Dublin 2, Ireland

ITEM 2(a)     NAME OF PERSON FILING

              International Business Machines Corporation

ITEM 2(b):    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

              New Orchard Road
              Armonk, New York 10504

ITEM 2(c):    CITIZENSHIP:

              New York

ITEM 2(d):    TITLE OF CLASS OF SECURITIES:

              American Depositary Shares

ITEM 2(e):    CUSIP NUMBER:

              76870Q109

ITEM 3:       Not Applicable

ITEM 4:       OWNERSHIP:

              (a) Amount beneficially owned:   872,350

              (b) Percent of class:   2.37%

              (c) Number of shares as to which the person has:

                     (i)  Sole power to vote or to direct the vote: 872,350

                    (ii)  Shared power to vote or to direct the vote:  0

                   (iii)  Sole power to dispose or to direct the
                          disposition of:   872,350

                    (iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5:       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/

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                                                               Page 4 of 4 Pages


ITEM 6:       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

              Not Applicable


ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

              Not Applicable

ITEM 8:       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

              Not Applicable

ITEM 9:       NOTICE OF DISSOLUTION OF GROUP:

              Not Applicable

ITEM 10:      CERTIFICATION:

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 28, 2001


                                   INTERNATIONAL BUSINESS MACHINES CORPORATION



                                   By: /s/ Andrew Bonzani
                                       -----------------------------------------
                                       Andrew Bonzani
                                       Assistant Secretary and Senior Counsel